Exhibit 99.1

Heritage Reports First Quarter 2025 Results

Tampa, FL – May 6, 2025: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported first quarter of 2025 financial results.

First Quarter 2025 Result Highlights

•

Net income of $30.5 million or $0.99 per diluted share, improved from net income of $14.2 million or $0.47 per diluted share in the prior year quarter. First quarter 2025 included a net pre-tax impact of $31.8 million of net losses and loss adjustment expenses related to the California wildfires.

•	Gross premiums earned of $353.8 million, up 3.6% from $341.4 million in the prior year quarter.

•	Net premiums earned of $200.0 million, up 11.5% from $179.4 million in the prior year quarter.

•	Net loss ratio of 49.7%, an improvement of 7.2 points from 56.9% in the prior year quarter.

•	Net expense ratio of 34.8%, an improvement of 2.3 points from 37.1% in the prior year quarter.

•	Net combined ratio of 84.5%, an improvement of 9.5 points from 94.0% in the prior year quarter.

•	Return on average equity of 39.3% up from 25% in the prior year quarter.

“Our first quarter results have once again demonstrated the resilience of our business model as a property insurer operating in catastrophe exposed geographies,” remarked Ernie Garateix, Heritage CEO. “The first quarter of 2025 marked the third consecutive quarter in which Heritage was impacted by significant catastrophe losses and also generated returns to shareholders. We have worked diligently over the past several years to provide our insureds with quality customer service and an efficient and thorough claims handling experience, while improving our underlying portfolio with disciplined underwriting and appropriate rates to deliver shareholder value. We believe the momentum in our business will continue as we enter the next phase of our strategy focused on controlled growth.”

Mr. Garateix continued, “As a result of carefully managing our exposure, obtaining rate adequacy and diversifying our business throughout the last several years, we are well-positioned to enter a managed growth phase, where we are opening territories for new personal lines business. Based upon our historic production, we only had 30% of our production capacity open for new business as of June 2024. Given the positive outlook for our personal lines business, we have started to open capacity for growth across our geographies with approximately 17% of additional capacity opened in the fourth quarter of 2024, an additional 8% of capacity in the first quarter of 2025, and recently opening an additional 16% of our production capacity. This now places us with nearly 75% of our production capacity open and our expectation is that the balance will be opened by year end 2025. As we open territories, we plan to collaborate with our dedicated independent agent business partners to work toward ramping our production, in a prudent manner, without altering our disciplined underwriting process.”

Mr. Garateix concluded, “Additionally, the positive impact of actions taken by the Florida legislature to curtail claims abuse has improved our outlook on the Florida market. As such, we are gradually opening more territories to write new personal lines business and offer needed products to our customer base. As territories are opened, we expect to increase the pace of production growth.”

Strategic Profitability Initiatives

The Company has focused on three main strategic initiatives over the past few years aimed at achieving consistent long-term quarterly earnings and driving shareholder value, which include:

•	Generating underwriting profit through rate adequacy and more selective underwriting.

•	Allocating capital to products and geographies that maximize long-term returns.

•	Maintaining a balanced and diversified portfolio.

These three initiatives will remain in place while we also expand our strategy to include our 2025 initiatives.

Strategic Initiatives for 2025

•	Re-opening profitable geographies and allocating capital to sustain profits and margins on a measured basis.

•	Persistent underwriting discipline and focus on rate adequacy.

•	Continued data driven analytics to drive exposure management.

•	Enhancing customer service and claims capabilities.

•	Leveraging infrastructure and capabilities to foster future growth.

Notable Achievements of Our Strategic Profitability Initiatives Since Launch in December 2022

•	13 consecutive quarters of achieving in-force premium growth.

•	Reduced policies in force by 28.7%; reduced TIV by 11.3%, while increasing in-force premium by nearly 12.0%.

•	Reduced exposure in over concentrated areas and in geographies where adequate rates were not achieved.

•	Grew the commercial portfolio in-force premium by 80.0%.

•	Achieved rate adequacy in over 90% of our served markets.

•	Launched E&S in several states which has now grown to over $48.0 million of in-force premium.

Capital Management

Heritage’s Board of Directors has decided to continue its suspension of the quarterly shareholder dividend to prioritize strategic growth. The Board of Directors will continue to evaluate dividend distribution and stock repurchases on a quarterly basis. No shares of common stock were repurchased during the quarter.

Results of Operations

The following table summarizes results of operations for the three months ended March 31, 2025, and 2024 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended March 31,
	2025	2024	Change
Total revenues	$211,520	$191,302	10.6%
Net income	$30,474	$14,225	114.2%
Earnings per share	$0.99	$0.47	110.6%
Book value per share	$10.62	$7.67	38.5%
Return on equity *	39.3%	25.0%	14.3	pts
Underwriting summary:
Gross premiums written	$355,997	$356,684	(0.2)%
Gross premiums earned	$353,828	$341,389	3.6%
Ceded premiums	$(153,794)	$(161,963)	(5.0)%
Net premiums earned	$200,034	$179,426	11.5%
Ceded premium ratio	43.5%	47.4%	(3.9	)pts
Ratios to Net Premiums Earned:
Loss ratio	49.7%	56.9%	(7.2	)pts
Expense ratio	34.8%	37.1%	(2.3	)pts
Combined ratio	84.5%	94.0%	(9.5	)pts

*	Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Note: Percentages and sums in the table may not recalculate precisely due to rounding.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

First Quarter 2025 Results:

First quarter 2025 net income was $30.5 million or $0.99 per diluted share, compared to net income of $14.2 million or $0.47 per diluted share in the prior year quarter, primarily driven by an increase in net premiums earned and relatively flat total expenses. The improvement in net income is attributable to the positive impact of rate actions, underwriting actions, and targeted exposure management taken over the last several years, which continue to favorably impact results. These and other actions resulted in growth of 11.5% in net premiums earned while investment income was flat, and losses and LAE decreased by 2.6%. Policy acquisition costs decreased 2.4%, driven by an increase in ceding commission on the net quota share reinsurance contract, which offset higher costs that vary with gross premiums written. General and administrative costs increased 21.5% driven primarily by software and system related expenses and human capital costs, with the net general and administrative expense ratio 1.0 point higher than the prior year quarter.

Premiums-in-force were $1.43 billion, an increase of 3.3% compared to $1.39 billion as of the first quarter 2024.

Gross premiums written of $356.0 million were down 0.2% from $356.7 million in the prior year quarter, reflecting exposure management trends over the last several years for personal lines business which we expect to reverse later this year.

Gross premiums earned were $353.8 million, up 3.6% from $341.4 million in the prior year quarter, reflecting higher gross premiums written over the last twelve months from commercial residential business growth and rating actions.

Net premiums earned were $200.0 million, up 11.5% from $179.4 million in the prior year quarter, reflecting higher gross premium earned, as well as a reduction in ceded premiums for the quarter. The reduction in ceded premium is driven primarily by a $8.7 million reinstatement premium for Hurricane Ian during the first quarter of 2024, coupled with a reduction in previously accrued reinstatement premium of $1.4 million during the first quarter of 2025.

Ceded premium ratio was 43.5%, down 3.9 points from 47.4% in the prior year quarter driven by growth in gross premiums earned and less ceded premium as described above.

Net loss ratio decreased to 49.7%, a 7.2 point improvement from 56.9% in the same quarter last year, reflecting higher net premiums earned, coupled with slightly lower net losses and LAE. Net weather and catastrophe losses for the current year quarter were $43.5 million, an increase of $25.1 million from $18.4 million in the prior quarter. Net losses in the current year quarter include non-hurricane catastrophe losses of $31.8 million from the California wildfires, which was a $15.9 million increase over the non-hurricane catastrophe losses of $15.9 million incurred in the prior year quarter. Other weather losses totaled $11.7 million, an increase of $9.2 million from the prior year quarter amount of $2.5 million. The higher catastrophe and weather losses were more than offset by significantly lower attritional losses and favorable reserve development compared to the prior year quarter. Favorable net loss development was $7.8 million in the current year quarter compared to adverse development of $6.7 million in the prior year quarter.

The net expense ratio was 34.8%, a 2.3 point improvement from the prior year quarter amount of 37.1%, driven by growth in net premiums earned, coupled with higher ceding commission income which decreased the net policy acquisition cost ratio by 3.3%, which was partly offset by a 1.0% increase in the net general and administrative expense ratio.

Net combined ratio of 84.5% improved 9.5 points from 94.0% in the prior year quarter, driven by a lower net loss ratio and lower net expense ratio as described above.

Net investment income was $8.6 million which was flat from the first quarter of 2024. We continue to manage our investment portfolio, while maintaining a conservative portfolio with high quality investments and duration liability matched.

The effective tax rate was 23.8% compared to 28.4% in the prior year first quarter. We calculate the provision for income taxes during interim reporting periods by applying an estimate of the effective tax rate for the full year. The effective tax rate is lower than the prior year quarter due to higher projected pre-tax income for the year as of the first quarter of 2025. This had a dilutive effect on the rate impacts of permanent tax differences compared to the prior year quarter income tax provision. The effective tax rate can fluctuate throughout the year as estimates used in each quarterly tax provision are updated with additional information.

Supplemental Information:

Policies-in-force:	Q1 2025	Q1 2024	% Change
Florida	130,003	147,954	(12.1)%
Other States	247,818	289,001	(14.3)%

Total	377,821	436,955	(13.5)%

Premiums-in-force:	(in thousands)
Florida	$695,091	$716,868	(3.0)%
Other States	737,561	670,195	10.1%

Total	$1,432,653	$1,387,063	3.3%

Total Insured Value:	(in thousands)
Florida	$102,648,934	$103,796,187	(1.1)%
Other States	260,995,659	284,663,196	(8.3)%

Total	$363,644,593	$388,459,383	(6.4)%

Book Value Analysis:

	March 31, 2025	December 31, 2024	March 31, 2024
Numerator:
Common stockholders’ equity (000’s)	$329,003	$290,799	$234,935
Denominator:
Total Shares Outstanding	$30,993,270	$30,607,039	$30,636,496

Book Value Per Common Share	$10.62	$9.50	$7.67

Book value per share of $10.62 at March 31, 2025, was up 11.8% from the year ended 2024 and up 38.5% from first quarter of 2024. The increase from December 31, 2024 is primarily attributable to net income as well as a $6.5 million net-of-tax reduction in unrealized losses on the Company’s fixed income securities portfolio. The unrealized losses are unrelated to credit risk but are instead attributable to rising interest rates, with the reduction in unrealized losses driven by lower interest rates during the first quarter of 2025. Heritage does not anticipate a need to sell investments in advance of maturity. As such, the Company expects unrealized losses to continue to roll off the portfolio as investments mature. The average duration of the fixed income portfolio is 3.1 years as the Company has extended duration to take advantage of higher yields further out on the yield curve, while still maintaining a short duration high credit quality portfolio.

Conference Call Details:

Wednesday, May 7, 2025 at 9:00 am ET

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

	March 31, 2025	December 31, 2024
ASSETS	(unaudited )
Fixed maturities, available-for-sale, at fair value	$667,390	$655,555
Equity securities, at fair value	1,064	1,936
Other investments, net	4,930	5,952

Total investments	673,384	663,443

Cash and cash equivalents	425,908	452,666
Restricted cash	13,454	10,979
Accrued investment income	5,230	5,592
Premiums receivable, net	109,336	102,134
Reinsurance recoverable on paid and unpaid claims, net	593,083	740,204
Prepaid reinsurance premiums	196,228	309,802
Deferred income tax assets, net	22,055	13,876
Deferred policy acquisition costs, net	63,906	63,204
Property and equipment, net	38,843	38,080
Right-of-use lease asset, finance	14,459	15,082
Right-of-use lease asset, operating	5,540	5,850
Intangibles, net	34,826	36,372
Other assets	16,845	11,640

Total Assets	2,213,097	2,468,924

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$848,928	$1,042,687
Unearned premiums	704,857	702,707
Reinsurance payable	123,065	227,060
Long-term debt, net	94,808	116,319
Advance premiums	21,635	15,186
Income taxes payable, net	20,577	846
Accrued compensation	10,436	8,926
Lease liability, finance	17,481	18,071
Lease liability, operating	6,595	6,945

Total Liabilities	1,884,094	2,178,124

Stockholders’ Equity:
Common stock, $0.0001 par value	3	3
Additional paid-in capital	363,909	362,644
Accumulated other comprehensive loss, net of taxes	(22,139)	(28,604)
Treasury stock, at cost	(130,900)	(130,900)
Retained earnings	118,130	87,656

Total Stockholders’ Equity	$329,003	$290,799

Total Liabilities and Stockholders’ Equity	$2,213,097	$2,468,924

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Statements of Operations and Other Comprehensive Income

(Amounts in thousands, except share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2025	2024
REVENUES:
Gross premiums written	$355,997	$356,684
Change in gross unearned premiums	(2,169)	(15,295)

Gross premiums earned	353,828	341,389
Ceded premiums	(153,794)	(161,963)

Net premiums earned	200,034	179,426
Net investment income	8,575	8,551
Net realized losses	(4)	(1)
Other revenue	2,915	3,326

Total revenues	211,520	191,302
EXPENSES:
Losses and loss adjustment expenses	99,407	102,035
Policy acquisition costs, net	45,815	46,929
General and administrative expenses, net	23,862	19,634

Total expenses	169,084	168,598

Operating income	42,436	22,704
Interest expense, net	2,426	2,830

Income before income taxes	40,010	19,874

Income tax expense	9,536	5,649

Net income	$30,474	$14,225

OTHER COMPREHENSIVE INCOME (LOSS)
Change in net unrealized gains (losses) on investments	8,477	(284)
Reclassification adjustment for net realized investment losses	4	1
Income tax (expense) benefit related to items of other comprehensive income	(2,016)	67

Total comprehensive income	$36,939	$14,009

Weighted average shares outstanding
Basic	30,697,826	30,376,682

Diluted	30,757,089	30,435,945

Earnings per share
Basic	$0.99	$0.47
Diluted	$0.99	$0.47

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.4 billion of gross personal and commercial residential premium across its multi-state footprint covering the northeast, southeast, Hawaii and California excess and surplus lines.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements including statements relating to our strategy to continue allocating capital to profitable geographies and products, applying our underwriting and pricing discipline, pursuing controlled growth and maintaining a balanced and diversified portfolio, and the results of our strategy; our initiatives and strategies relating to re-opening profitable geographies; our plans to allocate capital to sustain profits and margin; our focus on persistent underwriting discipline and on rate adequacy and continued data driven analytics to drive exposure management; our other strategic priorities for 2025; and our expectations regarding profit and growth. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including changes that may impact demand for our products and our operations; lack of effectiveness of exclusions and loss limitation methods in the insurance policies we assume or write; inherent uncertainty of our models and our reliance on such models as a tool to evaluate risk; the impact of macroeconomic and geopolitical conditions, including the impact of supply chain constraints, inflationary pressures, tariffs, labor availability and geopolitical conflicts; the impact of new federal and state regulations that affect the property and casualty insurance market and our failure to meet increased regulatory requirements, including minimum capital and surplus requirements; continued and increased impact of abusive and unwarranted claims; the cost of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes, wildfires and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission on March 13, 2025, and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Kirk Lusk

Chief Financial Officer

klusk@heritagepci.com

investors@heritagepci.com

jlillis@soleburystrat.com